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         AMENDMENT TO OPTION AGREEMENT and OPTION AGREEMENT dated as of June 17,
1996 by and between SPARTA PHARMACEUTICALS, INC., with offices at Pennsylvania Business Campus, 111 Rock Road, Horsham, PA 19044, a Delaware corporation (the "Company") and WILLIAM McCULLOCH, M.D., an individual residing at 12109 Betts Lane, Raleigh, NC 27614 ("Executive")


                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Executive is the Company's Senior Vice President of Research and Development, and in that capacity, is a party to an agreement with the Company dated July 2, 1992 ("McCulloch Agreement"); and

         WHEREAS, in addition to options to purchase up to 500,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which the Company granted to Executive under the McCulloch Agreement, in December 1995 the Company granted to the Executive an additional option to purchase an additional 50,000 shares of Common Stock (the "1995 Options") pursuant to, and on the terms and conditions contained in, a


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Stock Option Agreement between the Company and the Executive (the "1995 Option
Agreement") and the Company's 1991 Stock Option Plan (the "Plan"); and

         WHEREAS, on March 11, 1996, the Company took action to grant Executive additional options, intended to qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended, to purchase an aggregate of 40,000 shares of Common Stock, upon the achievement of certain performance milestones (collectively, the "Milestone Options"), pursuant to the Plan; and

         WHEREAS, the Company has determined that some of the relevant dates for measuring achievement of the Milestone Options and that some of the provisions of the 1995 Options and the 1995 Option Agreement should be altered; and

         WHEREAS, the Executive desires to have the 1995 Options and the Milestone Options so altered.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1.  Amendment to 1995 Options; Grant of Milestone Options.

             (a) Amendment to 1995 Options. The Company's Committee charged with the obligation to administer the Plan has

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determined that options such as the 1995 Options would serve as a more desirable incentive to Company employees such as the Executive if the Executive were to hold options for which vesting would be accelerated upon a "Change of Control" of the Company and the Executive desires that the 1995 Options be so changed. Accordingly, the Company and the Executive hereby agree to amend the 1995 Option Agreement to add the following provisions to the 1995 Option Agreement:

                  "Notwithstanding the vesting provisions of this Agreement or any other provision in this Agreement to the contrary, the Employee may exercise the Option for all of the Shares covered by the Option immediately upon a "Change of Control" of the Company while the Employee is an employee of the Company, such accelerated vesting and right to exercise to commence as of the time immediately prior to the consummation of such Change of Control (but subject to the consummation of such Change of Control) and in the event of a Change of Control as a result of a tender offer, this Option shall become fully exercisable in a timely manner such that the Employee may participate in such tender offer at any stage, for all of the Shares then remaining subject to purchase under such Option, whether or not the right to purchase such Shares otherwise shall have become vested and become exercisable."

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         For purposes of this Agreement and the 1995 Option Agreement, a "Change of Control" shall be deemed to have occurred upon the occurrence of any of the following:

             (i) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company;

             (ii) individuals who, as of March 15, 1996, constitute the entire Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least 50% of the Board of Directors (hereinafter referred to as a "Board Change"), provided that any individual becoming a director subsequent to March 15, 1996 whose election or nomination for election was approved by a vote of at least a majority of the then Incumbent Directors shall be, for purposes of provision, considered as though such individual were an Incumbent Director; or

             (iii) any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the

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consolidation or merger, beneficially own, directly or indirectly, Shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent Company, if any); or

             (iv) any "person," as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (or any successor provision) (the "Exchange Act") (other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act or any successor provision) of such person, shall become the "beneficial owner" or "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of securities of the Company representing in the aggregate thirty percent (30%) or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the

                                       -5-

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Board of Directors of the Company ("Voting Securities") (hereafter referred to as an "Acquisition"); provided, that, notwithstanding the foregoing, an Acquisition shall not be deemed to have occurred for purposes of this clause
(iv)(1) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of Common Stock beneficially owned by any person to thirty percent (30%) or more of the Common Stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to thirty percent (30%) or more of the combined voting power of all then outstanding Voting Securities or (2) solely as the result of an acquisition of securities from the Company; except that if any person referred to in clause (1)(x) or
(1)(y) of this sentence or to which clause (2) of this sentence is applicable shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction or a transaction to which clause (2) applies), then an Acquisition

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shall be deemed to have occurred for purposes of this clause (iv).

             (b) Busulfan, RII and 5FP Option Grants. The Company hereby agrees to grant to Executive, without any further action required with respect to such grant, the following Milestone Options, on the terms and conditions hereinafter set forth, and as set forth in any applicable option agreement with respect thereto to be issued upon such grant pursuant to this Agreement and the terms of the Plan, and notwithstanding any prior determination of different triggering dates for any Milestone Option, to purchase all or any part of an aggregate of 40,000 shares of the Company's Common Stock, at an option exercise price equal to the Fair Market Value of a share of Common Stock on the date of grant (for purposes of this Agreement, "Fair Market Value" of a share of Common Stock is defined as the closing bid price for the Common Stock on the Nasdaq Stock Market for such date if the Common Stock is then listed for trading on the Nasdaq National Market System or the Nasdaq Small Cap Market, or the closing sales price for the Common Stock if then listed on any other national securities exchange):

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             (i) A Milestone Option to purchase all or any part of 10,000 shares of Common Stock, to be granted to the Executive if and only if human clinical trials with respect to the Company's Spartaject Busulfan product shall have begun by the close of business on December 1, 1996 (the "Busulfan Option");

             (ii) A Milestone Option to purchase all or any part of 10,000 shares of Common Stock, to be granted to the Executive if and only if human clinical trails with respect to the Company's RII Retinamide product shall have begun by the close of business on August 1, 1996 (the "RII Option"); and

             (iii) A Milestone Option to purchase all or any part of 20,000 shares of Common Stock, to be granted to the Executive if and only if human clinical trials with respect to the Company's 5-fluoro-2(1H)-pyrimidone product shall have begun by the close of business on December 1, 1996 (the "5FP Option") (the Busulfan Option, the RII Option and the 5FP Option collectively constitute the Milestone Options).

         (c) Exercisability and Vesting of Milestone Options. (i) Upon the grant of each of the Busulfan Option, the RII Option and the 5FP Option, if any such grant occurs, the Executive's right to exercise each such Milestone Option shall

                                       -8-

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vest in increments of 25% of the aggregate amount of each Milestone Option on the anniversary date of the respective dates of grant and if at any time prior to the fourth anniversary of such respective dates thereof, the Executive shall not be employed by the Company, then, subject to the terms and conditions of the Plan and any relevant option agreement with respect to any Milestone Option affecting the Executive's ability to exercise any Milestone Option after a termination of employment, all then unexercised and unvested Milestone Options shall terminate and be of no further force or effect, without any additional action required by the Company or by Executive; provided, however, notwithstanding the foregoing, that upon a Change of Control (as defined in Paragraph 1(a)), the Executive shall be entitled to exercise all of the Milestone Options granted prior to such Change of Control and all such prior Milestone Options shall thereupon become fully vested.

             (ii) The Company shall issue to the Executive an option agreement with respect to each Milestone Option granted, if any, containing such terms as are then included in the Company's standard form of such option agreement, so long as such

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terms include matters consistent with the terms of this Agreement.

             (iii) The Milestone Options shall be exercisable, subject to vesting, until the close of business on the tenth anniversary of their respective dates of grant, subject also, in each case, to earlier termination as described above and to the terms of the Plan and the applicable option agreement under which each Milestone Option is granted.

         (c) Mechanics of Grant. Upon achievement of a Milestone Option, each Milestone Option may be exercised by the Executive by written notice to the Company specifying the number of shares to be issued upon exercise of the Milestone Option and on such other terms as shall be set forth in the applicable option agreement.

         2. Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer shares of Common Stock pursuant to this Agreement, the Company shall have the right to (a) require Executive to remit to the Company amounts sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares of Common Stock or

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(b) take whatever action it deems necessary to protect its interest with respect to tax liabilities.

         3. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

         4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            SPARTA PHARMACEUTICALS, INC.

                                       By: /s/ Jerry B. Hook
                                          -------------------
                                           Jerry B. Hook, Ph.D.
                                           President and Chief Executive Officer

                                           /s/ William McCulloch       (Seal)
                                          -------------------
                                           William McCulloch, M.D.

                                      -11-